Exhibit 21.1

reAlpha Tech Corp. (fka reAlpha Asset Management, Inc.) Subsidiaries

Subsidiaries	Jurisdiction of Organization	Percentage of Ownership
reAlpha LLC – Series 1	Texas	75%
reAlpha Acquisitions, LLC	Delaware	100%
reAlpha Acquisitions WF, LLC	Delaware	100%
reAlpha Tech Corp. (AMI)	Delaware	100%
reAlpha Acquisitions Churchill LLC	Delaware	100%
reAlpha LLC	Texas	100%
reAlpha Realty, LLC	Florida	100%
myAlphie, LLC	Florida	100%
MYALPHIE, LLC	Delaware	100%
reAlpha Homes	Ohio	100%
reAlpha 612 Jasmine Lane Inc.	Ohio	100%